UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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ZYTO Corp

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ZYTO CORP

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 16, 2010 at 4:00 p.m. Mountain Time

To the Stockholders of
ZYTO Corp:

The following supplements our proxy statement in connection with the ZYTO Corp 2010 Annual Meeting of Stockholders.

After the filing of our proxy statement on November 4, 2010, it came to our attention that various items were inadvertently omitted. The additional information is enclosed herewith.  Accordingly, please refer to this supplement when reviewing the information in the proxy statement filed on November 4, 2010.

BY ORDER OF THE BOARD OF DIRECTORS

Lindon, Utah	Vaughn R Cook
November 30, 2010	Chief Executive Officer and Chairman of the Board

The names of the Board’s nominees, their ages as of November 1, 2010 and certain other information about them are as set forth below.

Name	Age	Position(s)
Vaughn R Cook	60	Chairman of the Board, Chief Executive Officer
Kami J. Howard	36	Chief Financial Officer, Secretary, Director
Adam D. Ford	38	Director
Hammad M. Shah	44	Director
Gene V. Nielsen	55	Director Nominee
Beverly Clark	57	Director Nominee
Glen Miner	37	Director Nominee

Vaughn R Cook founded ZYTO and has served as Chairman of the Board and Chief Executive Officer since its incorporation in December of 2004.  He has been employed full time by ZYTO since its inception.  Dr. Cook is an honors graduate of Utah State University, has an acupuncture degree from the Oriental Medical Institute of Hawaii, and an OMD (Oriental Medical Healthcare professional) degree from the North American Academy of Advanced Asian Medicine.  He is board certified and licensed as an acupuncturist in Utah.  For over twenty years Dr. Cook has worked in the Complementary and Alternative Medical field. He has specialized in technology applications that integrate western and eastern medicine. He has worked for Esion Corp, the company that developed the Interro, has been the President and owner of Digital Health Corp, the company that developed the OmegaAcubase System; President of BioMeridian International, Inc., the company that developed the MSA Pro and other related technology.  He has developed two computer-based systems used by healthcare professionals around the world. The first was the Omega AcuBase System and the most recent of is ZYTO technology.  Concurrent with his work with technology Dr. Cook owned and operated the Utah Acupuncture Clinic and the Meridian Health Center in Salt Lake City, Utah.  This clinical background has allowed him to develop equipment from the perspective of a practicing healthcare professional, which combined with an extensive background in business, has resulted in technology that is clinically effective and financially practical.  He has traveled extensively and taught principles of alternative medicine throughout the United States and in many countries.

Dr. Cook provides the Board with over 20 years of experience in the Complementary and Alternative Medical field.  As the founder and Chief Executive Officer of ZYTO, Dr. Cook provides a management representation on the Board with knowledge of the day-to-day operations of ZYTO obtained as a result of his role.  Thus, he can facilitate the Board’s access to timely and relevant information and its oversight of management’s strategy, planning and performance.

Kami J. Howard joined ZYTO in April 2007 as the Chief Financial Officer and was first elected to serve as a director of the Company in October 2008.  Ms. Howard was elected by our Board of Directors to serve as our Secretary on June 27, 2010.   As a member of our senior management team she is involved in strategic planning and is responsible for all financial, regulatory, and investor relation aspects of the business. Prior to joining ZYTO, Ms. Howard spent five years at Browz, LLC, a technology company specializing in supply chain verification, where she served as Vice President and Company Controller for the entire length of her employment.  Her responsibilities included accounting, business and tax planning on behalf of the LLC and its members. From 2000 to 2003, Ms. Howard served as Vice President and Corporate Controller for BioMeridian Corporation and its subsidiaries. Prior to her appointment at BioMeridian, Ms. Howard served in various senior financial positions. She holds a B.S. in accounting and a Master's Degree in Business Administration.

Ms. Howard provides the Board with extensive accounting and financial expertise gained from her services as Vice President and Company Controller of Browz, LLC and BioMeridian Corporation.  Her experience and knowledge make her a valuable contributor of financial, accounting and risk management expertise to the Board. Ms. Howard also provides a management representation to the Board.

Adam Ford was first elected to serve as a director of ZYTO in April 2008.  Mr. Ford is an attorney licensed in New York and Utah. He is an honors graduate of Brigham Young University and was a Crawford-Robinson Scholar at the Duke University School Law. In 2001, he began his career with Shearman & Sterling LP in New York City and also practiced with McDermott Will & Emery LP from 2003 to 2006 before moving back to Utah to open his own practice. He has represented Lenzing AG in the sale of Lenzing Fibers Corporation; IDT Corporation in the acquisition of substantially all the assets of Winstar Communications, Inc; KMPG LLP in its acquisition of various offices of Arthur Anderson LLP; Wachovia Securities in Choice One Communications credit agreement restructuring; Wachovia Securities in Perry Ellis International credit agreement restructuring; Rhodes Furniture Group in credit agreement restructuring with Heilig-Meyers; Parmalat USA Corporation and Farmland Dairies, LLC as conflicts counsel in bankruptcy; Motels of America, LLC as counsel to debtor in bankruptcy; Intelsat, Ltd. in MCI/Worldcom, Space Systems/Loral and Verestar bankruptcies; Norddeutsche Landesbank Girozentrale as largest secured creditor in Speigel/Eddie Bauer bankruptcy; ChoHung Bank as largest secured creditor in SK Global America, Inc. bankruptcy; Merrill Lynch, Pierce, Fenner & Smith as creditor in Special Metals Corporation bankruptcy; Bank of America Securities as creditor in Adelphia Communications Corporation bankruptcy; General Electric Capital Corporation as secured creditor in PSINet, Inc. bankruptcy, as well as many other corporate and litigation matters.

Mr. Ford provides the Board with valuable risk management and business planning expertise obtained from his background as an attorney.  His risk management expertise, background, and legal experience allow him to be a valuable contributor to the Board.

Mr. Ford filed a personal bankruptcy on December 31, 2009 with more than half of the scheduled debts related to business activities.  In addition to practicing law, Mr. Ford built and sold five single family residences between 2002 and 2009.  These projects were business ventures, built as investments to be sold.  Mr. Ford operated these projects as a sole proprietorship.  The planned sixth project, an approximately $1.5 million dollar venture in the Taylor Meadows subdivision in Alpine, Utah, was financed with Capital Community Bank (“CCB”).  After the initial loan was extended and the lot purchased in 2007, the U.S. real estate market began to suffer serious trauma with property values falling rapidly and financing becoming increasingly difficult to access.  In early 2008, Mr. Ford determined not to build the home, but instead to wait for the real estate market to recover and the financial system to stabilize.

Mr. Ford made significant interest payments to CCB related to the initial lot purchase loan throughout 2008.  In mid-December of 2008, CCB called the entire principal balance then due and owing.  During the last week of December 2008,CCB gave Mr. Ford notice that they had written off as a loss a significant portion of the lot loan to bring the balance in line with then-current market value.  Shortly thereafter they conducted a non-judicial foreclosure of the Taylor Meadows lot and commenced a civil action against Mr. Ford for the deficiency between the original lot loan note amount and the market value of the lot after the foreclosure in mid-2009.  It was this civil action which precipitated Mr. Ford’s bankruptcy filing.

Hammad M. Shah was first elected to serve as a director of ZYTO in October 2008, and currently serves as the Chief Strategy Officer at MedAssurant. In this role Mr. Shah holds the responsibility for the strategy, design, development, implementation, operations, and expansion of MedAssurant’s Strategic Products, Services, and Solutions (SPSS) Group, as well as MedAssurant’s strategic partnerships and alliances, acquisitions, international growth initiatives, and the support of MedAssurant’s broader strategic initiatives.  Prior to joining MedAssurant in July 2010, Mr. Shah served in senior roles for Express Scripts from April 2007 to July 2010.  As Vice President and General Manager of Emerging Markets for Express Scripts, one of the healthcare industry’s largest pharmacy benefit management companies with focus on data-driven solutions in areas of patient medication adherence, drug utilization improvement, cost management, and patient care services. At Express Scripts Mr. Shah was responsible for the strategy and leadership of five business units spread across clinical, distribution operations, and consumer directed health market operations with total revenue of $1.3 billion in annual revenues.  Prior to this, Mr. Shah was Vice President of Strategy and Business Development, International Operations at Express Scripts where he lead the organization’s global strategy and business development with specific emphasis on Europe and the Far East.  Prior to his tenure at Express Scripts, Mr. Shah held multiple roles as Vice President, Chief Operating Officer, and General Manager at VetCentric from July 2006 to April 2007, PharMerica from May 2005 to July 2006, Caremark from October 2002 to March 2005, and Eckerd Corporation from May 1987 to October 2002. Mr. Shah received a Masters of Health Sector Management and a Masters in Business Administration from Arizona State University, and a Bachelors of Science in Pharmacy from Temple University, and is a licensed pharmacist.

Mr. Shah provides the Board with over 20 years experience in senior administrative and operational roles.  He provides significant experience in leading and managing multi-site operations, including pharmacy operations for Express Scripts, which generated over $9B in revenue.  Mr. Shah provides valuable expertise to the Board in improving efficiencies, reducing costs, and increasing profitability.

Gene V. Nielsen has, since 2008, served as a Partner for Tatum, LLC, the largest executive services firm in the U.S. focused on providing strategic, operations and project leadership to companies in need of Chief Financial Officer services.  From 2006-2008, Mr. Nielsen consulted as Chief Financial Officer/Chief Operating Officer for a VOIP Telecomm Start Up Company and a Human Resource Company.  From 2004-2006, Mr. Nielsen served as Senior Division Controller for two divisions of Motorola, Inc., providing public safety and public service software.  In February 2006, he became General Manager of the Salt Lake City, Utah office. Prior to Motorola, from 2001-2004, he was a key member of the CRISNET management team. As Chief Financial Officer and Chief Operating Officer, he directed the transformation and restructuring allowing phenomenal revenue and profit growth subsequently resulting in the sale to Motorola. CRISNET, Inc. was a leading provider of public safety software providing both COTS and Custom Software solutions.  Before joining CRISNET, Mr. Nielsen served as Chief Financial Officer of a regional construction and real estate developer in four western states. He led Finance and served as Secretary-Treasurer of all business entities. He oversaw $170 million in annual construction revenue and 600,000 square feet of rentable commercial, industrial and office space.  Prior to the aforementioned, Mr. Nielsen was a Partner in Public Accounting Firms located in Salt Lake City, Utah and Denver, Colorado. Mr. Nielsen holds a Bachelor of Science degree in Accounting from the University of Utah and is a licensed CPA.

Mr. Nielsen has been nominated to serve as a director due to his extensive financial and accounting background and experience.  We believe that Mr. Nielsen’s financial and accounting expertise will greatly benefit the Company.

Beverly Clark is the owner of “Beverly Clark Collection,” a company she formed in 1986, which publishes books and manufactures a line of accessory products for the wedding industry which are sold to thousands of stores around the country, including Target and Wal-Mart.  Ms. Clark is also a founding investor in ReGeneration, a private company which focuses on preventative medicine, anti-aging and bio-identical hormone therapy.  In 2008, Ms. Clark launched Beverly Clark Diamonds, a direct to consumer diamonds website business.  In addition, Ms. Clark is currently developing a wedding shoe line and a collection of bedding under the brand Beverly Clark Home.  Ms. Clark co-founded Enviro Energy Solutions in 2004.  The company produces a retro-fit product for diesel engines which lowers emissions and increases fuel mileage.  In 2000, Ms. Clark launched an internet company, Weddinglocation.com, which markets hotel and resort properties for destination weddings and honeymoons.  Ms. Clark also launched a magazine, The Elite Wedding Collection, which provides a printed component to this marketing effort.  Ms. Clark holds a Bachelor of Science degree in Business Administration with an emphasis in Marketing.

Ms. Clark has been nominated to serve as a director due to her extensive management experience in multiple companies, her ability to build and grow businesses and her extensive business relationships in various industries.

Glen Miner has extensive experience in many aspects of business, particularly relating to financial transactions and analysis.  Most recently, he has worked as an owner and as the VP of sales for M Squared Procurement and Logistics, a Utah-based company specializing in the manufacturing and logistics of beverages for multiple product companies throughout the United States.  From 2002-2009 Mr. Miner was a managing partner for Contact Mortgage of Orem, Utah.  This company specialized in residential mortgages as well as direct lending.  As a managing partner Mr. Miner was, in part, responsible for the day-to-day operations as well as initial underwriting and financial analysis for business conducted by the company.  Mr. Miner began his career at Morgan Stanley where he worked until 2002.  During his tenure at Morgan Stanley he obtained multiple securities licenses and sold a variety of security products and financial instruments.  While there, he developed a training program for customer service agents and managed as many as eighty employees in a department specializing in tax question resolution.  In addition, he developed a computer program (TRIGGER) used to analyze tax information provided to customers by Morgan Stanley and identifying problem areas.  This program was implemented in 2000 and used until 2008 by Morgan Stanley offices in both Utah and New York.  Mr. Miner holds an Associate’s degree from the College of Eastern Utah.

Mr. Miner has been nominated to serve as a director due to his extensive management experience in multiple companies, his knowledge of technology and his extensive business relationships in various industries.

DIRECTOR COMPENSATION

The members of our Board of Directors have the authority to fix the compensation of our directors pursuant to our Amended and Restated By-Laws.

Beginning October 2006, our directors received 10,000 shares of common stock per year for services.  Beginning May 2007, this amount was increased to 15,000 shares of common stock per year for services and continued through April 2008.  In January 2009, our board unanimously agreed to change the compensation of directors from common stock to cash compensation.  Beginning January 2009, our directors received $400 per month for services.  In October 2009, this amount was increased to $500 per month.  Our directors are reimbursed for all expenses relating to attendance at each meeting.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vaughn R Cook	$5,077	(1)(2)(3)	$0.00	$0.00	$0.00	$0.00	$0.00	$5,077
Kami J. Howard	$5,087	(1)(2)(3)	$0.00	$0.00	$0.00	$0.00	$0.00	$5,087
Adam Ford	$5,100		$0.00	$0.00	$0.00	$0.00	$0.00	$5,100
Hammad M. Shah	$5,100		$0.00	$0.00	$0.00	$0.00	$0.00	$5,100
Goodwin Wang	$5,100	(4)	$0.00	$0.00	$0.00	$0.00	$0.00	$5,100

(1)	This amount is also disclosed in the Summary Compensation Table.
(2)
Due to the fact that Mr. Cook and Ms. Howard are employees of the Company, their director compensation is included as part of their regular paycheck.  Their director compensation for the year ended 2009 differs from the independent directors due to the timing of when the increase of $400 per month to $500 per month was implemented into their scheduled payroll.

(3)	Mr. Cook and Ms. Howard’s director compensation differs by $10 due to a key punch submission error by the Company’s Controller that occurred during the payroll period ending August 8, 2009.
(4)	Mr. Wang resigned on August 13, 2010. Please see the Company’s report on Form 8-K dated August 16, 2010.

EXECUTIVE OFFICERS

Executive officers are elected by and serve at the discretion of the Board of Directors.  Set forth below is information regarding our executive officers and their ages as of November 1, 2010.

Name	Age	Position(s)
Vaughn R Cook	60	Chairman of the Board, Chief Executive Officer
Kami J. Howard	36	Chief Financial Officer, Secretary, Director

Vaughn R Cook’s biography is set forth above with the information on directors.

Kami J. Howard’s biography is set forth above with the information on directors.

EXECUTIVE OFFICER COMPENSATION

The compensation of Vaughn R Cook, the Company’s Chief Executive Officer, and Kami J. Howard, the Company’s Chief Financial Officer and Secretary, is shown in the following tables.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (2)(3)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (3)		Total ($)
Vaughn R Cook, Chairman and CEO	2007 2008 2009	$ $ $	75,000 85,769 126,162	$ $ $	0.00 0.00 3,405	$ $ $	1,400 525 10,000	$ $ $	0.00 0.00 0.00	$ $ $	0.00 0.00 0.00	$ $ $	0.00 0.00 0.00	$ $ $	0.00 0.00 5,077	$ $ $	76,400 86,294 144,644

Kami J. Howard, Chief Financial Officer and Secretary (1)	2007 2008 2009	$ $ $	59,304 87,106 117,926	$ $ $	0.00 0.00 3,081	$ $ $	0.00 0.00 10,000	$ $ $	0.00 0.00 0.00	$ $ $	0.00 0.00 0.00	$ $ $	0.00 0.00 0.00	$ $ $	0.00 0.00 5,087	$ $ $	59,304 87,106 136,094

(1)	Ms. Howard joined us in April, 2007.
(2)
The amounts included in this column reflect stock awards to executive officers for services.  The amounts are disclosed in the year services were rendered.  On June 2, 2009, we issued 1,000,000 shares of common stock at $0.02 per share for services to our executive officers.   The closing market price on July 2, 2009 was $0.05.  Due to the fact that these shares held a one year restriction, the shares were valued at $0.02 per share.

(3)
Beginning October 2006, directors received 10,000 shares of common stock per year for services.  Beginning May 2007, this amount was increased to 15,000 shares of common stock per year for services and continued through April 2008.  In January 2009, the Board of Directors unanimously agreed to change the compensation of directors from common stock to cash compensation.  Beginning January 2009, directors received $400.00 per month for services.  In October 2009, this amount was increased to $500.00 per month.

We do not have plans to hire new executive level staff or change our current executives’ compensation structure significantly.  To date, our Board of Directors has not adopted any retirement, pension, profit sharing, equity incentive plan or other similar programs for our executive officers.

We have not entered into any agreements, arrangements, or written employment agreements with our executive officers.

CORPORATE GOVERNANCE AND BOARD MATTERS

We do not have an audit committee financial expert serving on our Audit Committee.  It is intended that Gene V. Nielsen will serve as such an expert pending his nomination to serve as a director.

Board Leadership Structure

Our Board considers its governance periodically and believes, at this time, that combining the roles of Chairman and Chief Executive Officer is the most appropriate leadership structure for the Company. In reaching this view, the Board took into consideration several factors. Our Chief Executive Officer, Dr. Vaughn R Cook, is the founder of the Company and has been employed full time by the Company since its inception.  His educational and industry knowledge is also imperative to the Company’s success.  His knowledge, experience, and personality allow him to serve ably as both Chairman and CEO. Combining the roles of Chairman and CEO facilitates a single, focused structure to implement the Company’s strategic initiatives and business plans.

At the same time, the Board feels that the current governance structure, which includes an active and robust compliance program, and active Board and committee members, provides appropriate oversight of the Company’s policies and business, and that separating the Chairman and CEO positions would not strengthen the effectiveness of the Board.

Following completion of the 2010 election, we anticipated that our Board’s membership will be strongly independent, with five of our seven members being independent under NASDAQ and Board standards. Our Board’s Audit, Compensation, and Nominating and Corporate Governance Committees will be composed entirely of independent directors, and we anticipated that all three of our standing committees will be chaired by independent directors.

Members of committees are appointed by the Board following recommendation by the Nominating and Corporate Governance Committee and serve at the pleasure of the Board for such term as the Board determines. Periodically, our legal counsel reviews all committee charters in light of any changes in exchange listing rules, SEC regulations or other evidence of “best practices.” The results of the review and any recommended changes will be discussed with the committees, which are to review their charters on an annual basis. The full Board will then approve the charters, with any revisions it deems appropriate in light of the committees’ recommendations.

The Board will appoint one member of each of the committees as the chairperson, with the chair to be rotated periodically. The committee calendars, meetings and meeting agendas are to be set by the chairperson of the respective committees. As with full Board meetings, the CEO and other members of management will frequently be invited to attend various committee meetings (or portions thereof) to provide information relating to their areas of responsibility.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 1, 2005, we issued a note payable in the amount of $5,000,000 to Vaughn R Cook, Chairman and CEO, for certain intellectual property consisting of the right granted by Dr. Cook to develop the Hand Cradle and Tower, the initial software package, and the methods of programming VSI.  Per the terms of such note, interest began to accrue at an effective interest rate of five percent as of January 1, 2007 and the note was scheduled to mature on December 31, 2009.  In November 2006, Mr. Cook converted $2,500,000 to common stock at a per share price of $0.50.  The shares were issued to the Vaughn R and Kathryn C. Cook Foundation.  On January 1, 2010, we executed an amended and restated promissory note for $2,500,000 with Mr. Cook, extending the maturity date to December 31, 2012 and increasing the interest rate from 5 percent to 7 percent per annum.  We dispersed interest payments totaling $81,506 and $0 for the years ended December 31, 2009 and 2008.  On February 2, 2010, we granted a warrant to purchase 1,750,000 shares of common stock to Mr. Cook in exchange for the amended and restated terms.  This warrant had an exercise price of $0.04 per share and was exercisable through January 30, 2011.  This warrant was valued at $375,547 using the Black-Scholes pricing model with the following assumptions:  risk free interest rate of 0.30 percent, dividend yield of 0.0 percent, volatility of 199 percent and an expected life of 1 year.  On February 3, 2010, Mr. Cook exercised the warrant for 1,750,000 shares of common stock.  As payment for the exercise, Mr. Cook converted accrued interest due under such outstanding notes.  For the nine months ended September 30, 2010, we dispersed interest payments totaling $61,000.  As of September 30, 2010, the principal balance was $2,500,000.

On or about September 1, 2006, we entered into a consulting agreement with Concentus Media to provide media and video production services on an as needed basis.  Hourly rates were determined in advance and disclosed in the agreement.  Vaughn R Cook’s daughter, Sophia Erickson, is the primary principal within the organization.  We dispersed consulting fees totaling $4,087 and $5,467 for the years ended December 31, 2009 and 2008.  For the nine months ended September 30, 2010, we dispersed consulting fees totaling $13,755.  During the nine months ended September 30, 2010, Ms. Erickson formed a new entity, High Power Video, LLC and dissolved Concentus Media.  Accordingly, the agreement with Concentus Media was assigned to High Power Video, LLC and all future payments will be made to High Power Video, LLC.

On or about June 13, 2007, we retained Ford, Burridge & Higbee to assist us with certain legal matters.  Adam Ford, a member of our Board of Directors, is a partner with this firm.  On or about September 2008, the name of the firm changed to Ford & Huff.  We dispersed consulting fees totaling $27,637 and $7,139 for the years ended December 31, 2009 and 2008.  For the nine months ended September 30, 2010, we dispersed consulting fees totaling $2,465.

In January 2008, we were approached by the majority shareholder of InteMedica, LLC, Dr. John Diamond, MD.  He informed us that he was interested in selling InteMedica, a business engaged in the distribution of nutritional supplements.  After several discussions, we made the decision to purchase the business with the intention of making it a viable source of revenue, used in conjunction with ZYTO technology.  At the time of the acquisition, no officers or directors of ZYTO had any interest in InteMedica.  However, Dr. Diamond and another InteMedica investor owned a total of 30,000 common shares of ZYTO, which constituted approximately 0.12% of ZYTO’s outstanding capital equity.  On January 28, 2008, we entered into that certain Inventory Purchase, Continuing Business Operations and Licensing Agreement (such agreement hereinafter referred to as the “InteMedica Agreement,” and such transaction evidenced thereby hereinafter referred to as the “InteMedica Transaction”) with InteMedica, LLC, a Nevada limited liability company (“InteMedica”), pursuant to which we agreed to purchase the inventory and continuing business operations of InteMedica, which was engaged in the distribution of nutritional supplements.  Under the terms of the InteMedica Agreement, we issued a note payable for $164,000 and issued 100,000 shares of common stock to InteMedica in exchange for the assets and business opportunities purchased thereunder.  We issued such 100,000 shares of common stock at $1.18 per share, the fair market value per share as of the date of this transaction.  The purchase price of $282,000 was allocated based on fair market value with $127,552 going to inventory and $154,448 to goodwill.  Shortly after completing the InteMedica Transaction, it became apparent to us that our core competence is technology and not nutritional supplement sales.  It was apparent that there was more work needing to be done than we had expected.  Customer loyalty and understanding of InteMedica’s products was lacking, and we soon learned that we were ill equipped to provide the resources necessary to bolster that goodwill.  Upon this realization, we determined that exiting the business was the least damaging path.  Because of the disparity in profit margins between InteMedica and ZYTO’s technology business, diverting resources and focus away from our technology pursuits was too risky and potentially too costly.

During the year 2008, we determined that the goodwill of $154,448 associated with this transaction was impaired.  As a result, the entire amount was expensed in 2008.  During 2009, we liquidated the entire inventory associated with the acquisition and, effective as of December 31, 2009, dissolved the wholly owned subsidiary that we had formed in order to operate this new line of business called ZYTO Health, Inc., which was organized under the laws of the State of Utah.

We retired $26,868 and $55,562 of principal during the years ended December 31, 2009 and 2008.  We dispersed interest payments totaling $33,312 and $37,523 for the years ended December 31, 2009 and 2008.  For the nine months ended September 30, 2010, we retired $33,868 of principal and dispersed interest payments totaling $5,105. As of September 30, 2010, the principal balance was $47,702 and accrued interest totaled $445.

In December 2008, we entered into a joint venture with InteMedica (Shanghai) Investment Limited and SES Investment Limited to market our technology in the People’s Republic of China.  As part of the joint venture, we contributed technology in the form of software and hardware and a capital contribution amount of $50,000.  The other parties contributed technology, operating and marketing experience in the People’s Republic of China and a capital contribution amount of $1,200,000.  Goodwin Wang, who served as a member of our Board of Directors from March 2007 through August 2009, owns 60 percent of SES Investment Limited.  We own a 15 percent interest in the joint venture and receive a royalty of 15 percent of revenue received related to hardware, software and subscription sales attributable to our intellectual property.  To date, we have not recognized any revenue as a result of the joint venture.

On December 1, 2009, we issued a note payable to The Vaughn R and Kathryn C. Cook Foundation.  Per the terms of the $8,803 note, interest began to accrue at a rate of 7 percent per annum.  We did not disperse any principal or interest payments in 2009.  On June 30, 2010, we retired the entire principal amount of $8,803 and dispersed $357 of accrued interest.  As of September 30, 2010, the principal balance was $0 and accrued interest totaled $0.

During the year ended December 31, 2008, we advanced funds to a distributor/shareholder in the amount of $19,737. Such shareholder is not a Beneficial Owner, as determined in accordance with the rules of the Securities and Exchange Commission. On December 31, 2009, the distributor/shareholder executed a thirty-six month promissory note in favor of ZYTO to repay the funds. As of September 30, 2010, we have received payments totaling $300. We are not recognizing interest on the note.

During the year ended December 31, 2009, we advanced funds to three separate employees for a total amount of $12,000. None of these employees are officers, directors, or executives of ZYTO. Each employee entered into a promissory note in favor of ZYTO with a maturity date of December 31, 2010. We are not recognizing interest on these notes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10 percent of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and changes in ownership of the Company’s common stock.  Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.  The Company filed a Form 10-12(g) on November 3, 2010.  When such Form 10-12(g) becomes effective, the Section 16(a) requirements will apply.  Following the effectiveness of the Form 10-12(g), the Company intends to timely meet all such filing requirements applicable to Reporting Persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of November 1, 2010, certain information with respect to the beneficial ownership of the common stock by: (1) each person know by us to beneficially own more than 5% of the outstanding shares, (2) each of the directors, (3) each named executive officer and (4) all of the executive officers and directors as a group.

Except otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.  Applicable percentage of ownership is based on 34,932,543 shares of common stock outstanding on November 1, 2010.

Name and Address of Beneficial Owner (1) (2)	Amount of Beneficial Ownership		Percentage of Outstanding Shares
Vaughn R Cook	12,367,271	(3)	35.4%
Kami J. Howard	500,000		1.4%
Hammad M. Shah	100,000		0.3%
All directors and officers as a group (3 persons)	12,967,271		37.1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.
(2)	The address of each of the executive officers and directors is care of: ZYTO Corp, 387 South 520 West, Suite 200, Lindon, UT 84042.
(3)	Includes 4,316,438 shares held by the Vaughn R and Kathryn C. Cook Foundation and 2,450,000 shares held by Kathryn C. Cook, Mr. Cook’s spouse.